BNY MELLON ASSET MANAGEMENT NORTH AMERICA

Personal Trading Policy and Code of Conduct

Category: Code of Ethics/Personal Trading

Policy Statement

This policy outlines the process where an employee of BNY Mellon Asset Management North America Corporation (“AMNA”) intends to engage in trading in a personal account and/or a beneficially owned personal account. AMNA has adopted The Bank of New York Mellon Corporation Personal Securities Trading Policy and Code of Conduct (collectively, the “Code”) and the CFA Asset Manager Code of Professional Conduct. The Code and CFA Asset Manager Code of Professional Conduct are referenced as Exhibit A & B respectively.

Definitions

Investment Employee: An employee who, in the normal conduct of his/her job responsibilities, has access (or are likely to be perceived to have access) to nonpublic information regarding any advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Proprietary Fund, is involved in making securities recommendations to advisory clients, or has access to such recommendations before they are public.

Access Decision Maker (ADM) Employee: Generally, employees are considered to be ADM Employees if they are Portfolio Managers or Research Analysts and make or participate in recommendations or decisions regarding the purchase or sale of securities for mutual funds or managed accounts. Portfolio Managers of broad-based index funds and traders are not typically classified as ADM Employees.

Micro-Cap Access Decision Maker (MCADM) Employee: A subset of ADM Employees who make recommendations or decisions regarding the purchase or sale of any security of an issuer with a small market capitalization. The market capitalization threshold used when determining if an ADM Employee is considered a MCADM Employee is a market capitalization equal to or less than $250 million (for all other countries, the local currency’s USD equivalent is used).

Personal Trading Activity: Trading in investments or securities for the benefit of oneself or immediate family member. This includes brokerage or investment accounts for which the employee is named as holder, has a beneficial interest or control and any in which the employee shares an ownership interest with persons who are not covered under this Policy or has the power, directly or indirectly, to effect transactions in the account. This may be a formal power, e.g., through a power of attorney or a fiduciary relationship such as trustee or custodian, or an informal arrangement, including the accounts of minor children and other financial dependents and, only when required by local regulation, the accounts of spouses and domestic partners.

Policy

The Personal Trading Policy applies to all AMNA employees (each, an “Employee”) and any of their beneficially owned personal accounts.

I.	New Employees

a)	Upon commencement of employment at AMNA, each new Employee must acknowledge in writing, that

1 of 6

they will comply with the Code. All AMNA Employees are classified as an Investment Employee (“IE”), and portfolio managers and research analysts will receive an additional classification as either an Access Decision Maker (“ADM”) or Microcap Access Decision Maker (“MCADM”). An AMNA Compliance Officer will also periodically review the status of and reclassify Employees whose responsibilities may have changed.

b)
A member of Compliance will review the policy requirements with all newly hired Employees, either in a group setting or individually. Periodically, or upon request, Compliance may offer additional review sessions.

c)
Compliance will contact all newly hired temporary employees, contractors and consultants (“Contractors”) to have them certify their compliance with the Code of Ethics and determine whether or not the Contractor will be required to pre-clear and/or report personal security holdings.

d)
Within 10 calendar days of employment, Employees are required to submit to The Bank of New York Mellon Corporation Ethics Office (“Ethics Office”) a copy of their beneficially owned accounts and reportable holdings in those accounts via the automated Personal Trading Assistant (“PTA”), a web based third party application. Although the Ethics Office will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. All AMNA employees are required to maintain all beneficially owned accounts with an approved broker.

e)
Employee non-discretionary/managed accounts do not have to be disclosed in PTA. However, employees with non-discretionary/managed accounts must notify AMNA Compliance of the account(s), complete a Managed Account Request Form prior to opening such an account(s), complete an annual certification for the account(s) and provide quarterly statements on the account(s) as requested.

II.	Pre-clearance Process

a)
Employees who wish to place a personal securities transaction for a reportable security, as defined in the Code (collectively, a “Transaction”) must first request and receive approval to do so by accessing the PTA and completing and submitting a Pre-Trade Authorization Form (“PTAF”). Employees must receive notice that the preclearance request was approved prior to placing a security trade. Approved Transactions must be executed no later than the end of the next business day.

b)
Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain deminimis exceptions as more fully explained in the Code. Moreover, Portfolio Managers are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages.

Requests will also be denied for the following types of Transactions or any other Transactions prohibited in the Code but not listed here:

1.	IPO’s (subject to certain exceptions outlined in the Code);

2.	Securities on AMNA's restricted list (subject to certain deminimis exceptions outlined in the Code);

3.	Short sales of Bank of New York Mellon securities;

4.	Option transactions involving Bank of New York Mellon securities;

5.	Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or

6.	Purchases of Bank of New York Mellon securities on margin.

2 of 6

III.	Backup Manual Pre-clearance Process

If the PTA is, or will be, inoperable for an extended period of time the Compliance Officer may allow Employees to pre-clear their Transactions through a manual process facilitated by the AMNA Compliance Department. All such pre- clearance requests must be made using the AMNA Manual Pre-clearance Request Form (“Form”).

Upon receipt of a completed Form, the Compliance Officer (or a designee) shall review the request using the AMNA order management system and any restricted lists. The Compliance Officer (or a designee) will provide the Employee with notice, in writing, of the determination of the request. Copies of all Forms will be forwarded to the Ethics Office to ensure all executed trades were approved and compliance with the short term profit rule.

IV.	Transaction Review Process

The Ethics Office compares pre-clearance requests to the duplicate confirms received from Employees brokers. The Ethics Office conducts the comparison to ensure all Transactions were approved and in compliance with the 60 day short term profit rule on opposite transactions in the same security. Any exceptions are reported to the Compliance Officer and CCO.

V.	Quarterly Transaction Review Process

a.
Each Employee is required to file within 30 days of quarter end, via the PTA, a Personal Quarterly Transaction Report (QTR). A QTR must be filed for any full or partial quarter in which the Employee was employed at AMNA. In addition, each Employee who is also an ADM is required to file an ADM Quarterly Transaction Report which includes, among other things, additional information regarding any Transactions that may conflict with trades in their client’s accounts.

b.
All Transactions listed on Employee QTRs will be reviewed in an effort to assist Compliance personnel in ensuring that personal trading is being conducted in compliance with the Code. More specifically, the purpose of the review is to assist Compliance personnel in monitoring personal trading for “front running” “7- Day Blackout violations (as a backup to the PTA system) and assist in identifying patterns of trading by Employee(s) that may lead to further review or require ongoing detailed monitoring.

c.	The Compliance Officer, acting together with the Ethics Office and senior AMNA management, will take all necessary and appropriate actions for any detected Code violations.

VI.	Private Placement Review

Private Placements require the pre-approval of the Employee’s Manager, AMNA’s product line CIO, the AMNA Compliance Department and the Bank of New York Mellon Investment Ethics Council

Any Employee who seeks to invest in a private placement must complete the Placement Form (“PP Form”) and submit the completed PP Form to a Compliance Officer. Decisions relative to such investments are based on the specific facts and circumstances. The Compliance Officer will provide the completed PP Form to the Employee’s manager and to AMNA’s CEO for review of the proposed Employee transaction. Upon approval by the Employee’s manager and AMNA’s CEO, the Compliance Officer will forward the PP Form to the Ethics Office for final review by the Bank of New York Mellon Investment Ethics Council. Please see the Employee Investments in AMNA Advised Hedge Funds Policy for additional steps that are required when requesting to invest in an AMNA advised hedge fund.

3 of 6

VII.	Volcker Covered Funds

Employees are prohibited from acquiring any initial or subsequent investment in a Volcker Covered Fund unless they obtain prior written approval from the Ethics Office, Compliance Officer and product line CIO.

VIII.	Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension or termination of employment.

References

•	Section 204A of the Investment Advisers Act of 1940

•	Investment Advisers Act Rules 204-2(a)(12) and (13)

•	Investment Company Act Rule 17j-1

•	BNY Mellon’s Personal Securities Trading Policy

•	BNY Mellon’s Code of Conduct

Policy Content Owners

The Compliance Department

Revision Hostory

February 2018 (Original)

4 of 6

Exhibit A

Refer to the attached:

BNY Mellon Personal Securities Trading Policy
BNY Mellon Code of Conduct

5 of 6

Exhibit B

CFA Asset Manager Code of Professional Conduct

The most recent version of the CFA Asset Manager Code of Professional Conduct can be obtained through the below referenced link:

https://www.cfainstitute.org/ethics/codes/assetmanager/Pages/index.aspx

6 of 6